Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 9th day of August 2010, by and between KITE PHARMA, INC., a Delaware corporation with principal executive offices at 689 5th Avenue, 12th Floor, New York, NY 10022 (the “Company”), and AYA JAKOBOVITS, PH.D., residing at 3135 Hutton Drive, Beverly Hills, CA 92010 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as Chief Executive Officer of the Company; and

WHEREAS, Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2. Term. The employment of Executive by the Company as provided in Section 1 shall commence on September 1, 2010 or such earlier date as is agreed to by Executive and the Company (the “Effective Date”) and continue unless otherwise terminated by either party (the “Term”).

3. Duties; Place of Performance; Etc.

(a) Executive shall serve as Chief Executive Officer and President of the Company and shall, subject to the direction of the Board of Directors of the Company (the “Board”), have such powers and perform such duties as are customarily performed by the Chief Executive Officer and President including, but not limited to:

(i) Developing clinical, regulatory and business strategies of the Company and managing their implementation;

(ii) Overseeing corporate hiring and supervising the performance of management;

(iii) Maintaining active, honest communication with Board;

(iv) Developing and maintaining strong relationships with key investor base, collaboration and development partners, customers, potential customers, media, analysts and the general public on behalf of the Company;

(v) Enhancing corporate visibility through active participation in investor meetings and industry conferences;

(vi) Identifying and assessing new business and product opportunities; and

(vii) Managing and leading corporate financing activities, public relations and the Company’s intellectual property portfolio.

(b) Executive shall also have such other powers and duties as may be from time to time directed by the Board, provided that the nature of Executive’s powers and duties so prescribed shall not be inconsistent with Executive’s position and duties herein.

(c) Executive shall devote substantially all of her business time, attention and energies to the business and affairs of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Executive of her duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Notwithstanding the foregoing, it is acknowledged that the Executive will continue to serve as an advisor to Orbimed Israel Partners (“Orbimed”).

(d) The duties to be performed by Executive hereunder shall be performed primarily at the office of the Company, which shall be located in or within close proximity to Los Angeles, California, or such other location as the Company and Executive may mutually agree; provided, however, that Executive understands that her duties will require periodic travel, which may be substantial at times.

4. Directorship. Upon the Effective Date, the Company shall cause Executive to be appointed as a member of the Board. Thereafter, throughout the Term, the Company shall cause Executive to be nominated for election as a director at each stockholder meeting during the Term at which her term as a director would otherwise expire. Executive agrees to accept such appointment and nomination, as applicable, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5. Compensation. As full compensation for the performance by Executive of her duties under this Agreement, the Company shall pay Executive as follows:

(a) Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) equal to Three Hundred Fifty Thousand Dollars ($350,000.00) per annum, payable during the Term in accordance with the Company’s normal payroll practices; provided, however, that the Base Salary may be increased at the discretion of the Board upon each anniversary of this Agreement. Notwithstanding the foregoing, fifty percent (50%) of Executive’s Base Salary shall be accrued until the earlier of (i) the date on which the Company completes its initial equity financing (the “Financing”), and (ii) six (6) months from the Effective Date, at which time all accrued but unpaid Base Salary shall be paid to Executive in a single lump sum payment.

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(b) Performance Bonus. During the Term, Executive shall also be eligible to receive an annual cash performance bonus (the “Performance Bonus”). The amount of such Performance Bonus shall be determined at the discretion of the Board, or a designated committee thereof, which amount may be up to fifty percent (50%) of Executive’s Base Salary in the event of exceptional performance. The Board, or such designated committee, shall use as guidance for the determination of the Performance Bonus certain corporate and individual goals (the “Performance Goals”), which shall be established within 30 days of the Effective Date of this Agreement by Executive and the Board (or a designated committee thereof), and renewed annually on a calendar year basis (with the first calendar year being pro-rated), by Executive and the Board (or a designated committee thereof) no later than 15 days prior to the end of such calendar year. Any Performance Bonus will be paid to Executive within 30 days of the end of each calendar year during the Term with respect to which a Performance Bonus is earned.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 5.

(d) Equity.

(i) Restricted Stock. The Company shall issue to Executive on the Effective Date, that number of shares (the “Restricted Stock”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), equal to eight percent (8%) of the outstanding shares of Common Stock on a Fully Diluted Basis (as defined below) as of the Effective Date. Such Restricted Stock shall have a deemed fair market value of $0.05 per share (as determined in good faith by the Board) and will be issued to Executive for no additional consideration payable by Executive. The Restricted Stock will be subject to vesting as provided below and, subject to the provisions of Section 10 below, upon termination of Executive’s employment with the Company, any shares of Restricted Stock that have not vested as of such termination shall be forfeited to the Company. Subject to the provisions of Section 10 below, the Restricted Stock shall vest as follows: Twelve and one-half percent (12.5%) of the Restricted Stock shall vest upon completion of one or more Financings resulting in aggregate gross proceeds to the Company of at least One Million Dollars ($1,000,000). The remaining eighty-seven and one-half percent (87.5%) of the Restricted Shares will vest over four (4) years as follows:

A. twenty five percent (25%) of such remaining Restricted Shares shall vest upon the first anniversary of the Effective Date; and

B. thereafter 1/48th of such remaining Restricted Shares shall vest on each subsequent one-month anniversary of the Effective Date.

(ii) Options. Until such time as the Company shall have raised an aggregate of at least Seven Million Five Hundred Thousand Dollars ($7,500,000) in one or more Financings, concurrent with the completion of each such Financing by the Company, Executive will be issued options (the “Options”) pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”) and the form of Incentive Stock Option Agreement attached hereto as Exhibit B to purchase that number of shares of Common Stock which, together with the Restricted Stock, will

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represent in the aggregate not less than five percent (5%) of the outstanding shares of Common Stock on a Fully Diluted Basis following such Financing. Each such Option will have an exercise price equal to the fair market value of the Common Stock as of the date of such Financing and, subject to the provisions of Section 10 below, shall vest as follows:

A. twenty five percent (25%) of the shares subject to such Option shall vest upon or be deemed vested as of the first anniversary of the Effective Date; and

B. thereafter l/48th of the shares subject to such Option shall vest upon or be deemed vested as of each subsequent one-month anniversary of the Effective Date.

In addition, following such time as the Company shall have raised an aggregate of at least Seven Million Five Hundred Thousand Dollars ($7,500,000) in a Financing, the Executive shall be granted additional Options annually in amounts to be agreed upon between the Executive and the Board.

Each such Option will be an incentive stock option to the extent permitted by applicable tax laws and will allow for a right of “early exercise” at the election of the holder such that the Option may be exercised pursuant to its terms in whole or in part at any time or from time to time notwithstanding any vesting restrictions contained therein, provided that upon termination of Executive’s employment with the Company, the Company shall have the right to repurchase any shares issued upon any such early exercise that have not vested as of immediately following such termination at a price equal to the applicable exercise price per share thereof upon notice delivered to the Executive within thirty (30) days of such Termination.

(iii) For purposes of this Agreement, “Fully Diluted Basis” shall mean the number of shares of Common Stock actually outstanding plus the number of shares of Common Stock issuable upon the conversion of all shares of preferred stock outstanding at such time plus the number of shares of Common Stock issuable upon conversion or exercise, as the case may be, of all securities of the Company convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Common Stock outstanding at such time, including but not limited to, options and warrants to purchase Common Stock disregarding any vesting or similar provisions plus the number of shares of Common Stock reserved for issuance at such time under any stock option, equity incentive or similar plan (to the extent not subject to already issued but unexercised stock options).

(e) Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f) Insurance. Executive shall be designated as a named insured on directors’ and officers’ liability insurance of the Company.

(g) Executive Benefits. Executive shall be entitled to health, dental, disability and any other benefits made available to senior executives of the Company. Executive

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will be entitled to participate in all long-term and short-term incentive compensation programs, profit sharing programs and retirement programs (including without limitation equity-based programs) made available from time to time to senior executives of the Company. In the event that the Company does not have appropriate medical and dental insurance in place on the Effective Date providing Executive and her family with medical and dental coverage substantially equivalent to that provided by Executive’s most recent previous employer, then the Company shall reimburse Executive for the cost of COBRA premiums associated with her continued coverage under the plans of her prior employer until such time as Executive and her family are eligible to be covered under a Company plan providing such substantially equivalent medical and dental coverage, and thereafter shall have no further obligation to reimburse Executive for the cost of such COBRA premiums.

(h) Vacation. Executive shall, during the Term, be entitled to three (3) non-consecutive weeks of vacation per annum, in addition to nationally recognized holidays.

6. Confidential Information and Inventions.

(a) Executive recognizes and acknowledges that in the course of her duties she is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of her duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Executive agrees not to:

(i) use any such Confidential and Proprietary Information for strictly personal use or for others; and

(ii) permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during her employment by the Company, except as required in the execution of Executive’s duties to the Company, provided; however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:

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A. that Executive can demonstrate was known to her prior to the effective date of that certain Confidential Disclosure Agreement entered into between the Parties dated June 1, 2010;

B. that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or

C. that she is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter.

(b) Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in her possession to the Company upon request and in any event immediately upon termination of employment.

(c) Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after her employment with the Company.

(d) Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by her, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest she may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessarily:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

Nothing in this Agreement, however, shall apply to an Invention that qualifies as a nonassignable Invention under Section 2870 of the California Labor Code (e.g., any Invention developed by

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Executive entirely on her own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either (i) relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development or (ii) result from any work performed by Executive for the Company).

(e) The Executive acknowledges that while performing the services under this Agreement the Executive or, in the course of their services on behalf of the Company, other employees, agents or advisors of the Company or its affiliates may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). Other than with respect to Corporate Opportunities that Executive may locate, identify or evaluate in connection with her services on behalf of OrbiMed, the Executive understands, acknowledges and agrees that, subject to the intellectual property rights of any third parties in such Corporate Opportunities, the Executive shall not pursue any such Corporate Opportunity for herself or for others unless on behalf of the Company or unless (1) such Corporate Opportunity is first offered to the Company and (2) either (a) the Company rejects such Corporate Opportunity or (b) the Company lacks the financial ability to pursue such Corporate Opportunity, provided that it does not conflict with or otherwise materially adversely affect the Executive’s duties and obligations hereunder. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer and director of the Company.

(f) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Non-Competition and Non-Solicitation.

(a) Executive understands and recognizes that her services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and Executive agrees that, during the Term she shall not in any manner, directly or indirectly, on behalf of herself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is directly or indirectly competitive with the Company’s business, either as an individual for her own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide; provided, however, that if a Person’s business has multiple lines or segments, some of which are not competitive with the Company’s business, nothing herein shall prevent Executive from being employed by, working for or assisting that line or segment of a Person’s business that is not competitive with the Company’s business. Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding

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foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment purposes, the securities of any corporation or other entity, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation or other entity.

(b) During the Term and for a period of twelve (12) months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiaries; or

(ii) solicit the business of any agent, client or customer of the Company or any of its subsidiaries with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its subsidiaries.

(c) Executive and Company mutually agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party, and in the case of the Company including any officer, director or material shareholder of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that arc required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

(d) In the event that Executive materially breaches any provisions of Section 6 or this Section 7, then, in addition to any other rights which the Company may have, the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.

(e) The right and remedy enumerated in Section 7(d) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

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(f) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Company shall not be prevented from seeking any other remedies which may be available.

(g) The provisions of this Section 7 shall survive any termination of this Agreement, provided that the Company has not breached its obligations under this Agreement.

8. Representations and Warranties by Executive. Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by Executive of her duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which she is bound (whether immediately, upon the giving of notice or lapse of time or both). Notwithstanding the foregoing, Executive makes no representation as to the enforceability of the provisions of Section 7.

(b) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against her in accordance with its terms (except that Executive makes no representation as to the enforceability of the provisions of Section 7). No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform her duties and other obligations hereunder.

9. Termination. Executive’s employment with the Company shall be at-will, and either party may terminate the employment at any time for any reason or no reason at all; provided, however, that the Executive shall be entitled to receive severance from the Company in the event of a termination as described in Section 10 below.

10. Severance.

(a) In the event that Executive’s employment is terminated by the Company without Cause (as defined below), or by Executive for Good Reason (as defined below), then upon such termination the Company shall pay Executive’s earned and accrued Base Salary and accrued and unused vacation benefits through the date of termination, at the rate in effect at the time of termination, and in addition, the Company shall:

(i) continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in base salary that served as the basis for a resignation for Good Reason) for a period (the “Severance Period”) of:

A. 180 calendar days if terminated during the first year following the Effective Date; and

B. 365 calendar days if terminated thereafter.

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(ii) pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and the Executive’s family (or, if at the time of such termination the Company continues to be obligated to reimburse Executive for the cost of COBRA premiums under Section 5(g), to reimburse Executive for the cost of COBRA premiums associated with her continued coverage under the plans of her prior employer) during the Severance Period or until she obtains new employment, whichever comes first;

(iii) the vesting of all unvested equity incentive awards (including, without limitation, the Restricted Stock and Options) shall be accelerated such that such equity incentive awards shall be deemed vested as if Executive had remained continuously employed with the Company for one year following the termination date; and

(iv) all vested options (including, without limitation, the Options) shall remain exercisable for a period of 365 calendar days following the termination date, after which date all Options shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(b) In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then upon such termination the Company shall pay Executive’s earned and accrued Base Salary and accrued and unused vacation benefits through the date of termination, at the rate in effect at the time of termination, and (i) Executive shall not be entitled to any severance benefits, and (ii) the vesting applicable to all unvested equity incentive awards shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested options, after which time all options shall expire.

(c) In the event that Executive’s employment is terminated at any time beginning the day that is 90 days prior to the effective date of a Change of Control (as defined below) (the “Trigger Date”) and ending on the date that is 12 months from the Trigger Date, then:

(i) Executive shall be entitled to receive the amounts and benefits described above in Sections 10(a)(i)(A) or (B) (as applicable) and 10(a)(ii); and

(ii) all unvested equity incentive awards (including, without limitation, the Restricted Stock and Options) shall immediately vest in full and remain exercisable, if applicable, for a period of 365 calendar days following the date of such termination; provided, however, that no such option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in the Executive’s equity incentive award agreements regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of the Executive’s employment, none of Executive’s equity incentive awards shall terminate with respect to any vested or unvested portion subject to such equity incentive awards before ninety (90) days following such termination.

(d) This Section 10 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive

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acknowledges that, upon the termination of her employment, she shall not be entitled to any payments or benefits which are not explicitly provided in Section 10. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation, benefits or other consideration provided for in this Section 10 (the “Payments”) following termination of Executive’s employment unless Executive executes in no event later than forty-five (45) days following Executive’s termination (the “Release Deadline”) a separate agreement, in the form attached hereto as Exhibit A (the “Release Agreement”), releasing the Company from any and all liability in connection with the termination of Executive’s employment; provided, however, that the failure to execute the Release Agreement shall not relieve the Company of its obligation to pay to Executive, and Executive shall be entitled to receive, the amount of any earned and/or accrued but unpaid Base Salary and accrued and unused vacation benefits through the date of termination. The Company will pay the Payments in accordance with its regular payroll schedule; provided, however, that no Payments will be paid prior to the Release Deadline. If the Company determines that the Payments constitute “deferred compensation” under Section 409A (as defined in Section 12), and Executive’s Separation from Service (as defined in Section 12) occurs at a time during the calendar year when the Release Agreement could be executed in the calendar year following the calendar year in which Executive’s Separation from Service occurs, then regardless of when the Release is returned to the Company, the Release will not be deemed executed any earlier than the Release Deadline. Notwithstanding any other payment schedule set forth in this Agreement, none of the Payments will be paid or otherwise delivered prior to the execution of the Release Agreement. Except to the extent that Payments may be delayed until the Specified Employee Initial Payment Date pursuant to Section 12, on the first regular payroll pay day following the execution of the Release, the Company will pay Executive the Payments Executive would otherwise have received under the Agreement on or prior to such date but for the delay in Payments related to the execution of the Release, with the balance of the Payments being paid as originally scheduled.

(e) Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(f) The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 10.

(g) The provisions of this Section 10 shall survive any termination of this Agreement.

(h) For purposes of this Agreement, “Cause” shall include any of the following:

(i) Executive’s willful failure to adequately perform material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific objective and lawful directions received by her in writing constituting an action of the Board;

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(ii) any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of the Company;

(iii) Executive’s indictment of any felony;

(iv) Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the Company or its reputation;

(v) the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board with or without counsel, and the Board provides Executive with a summary of its findings;

(vi) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; and

(vii) a material breach by the Executive of Section 6, 7 or 8 of this Agreement.

(i) For purposes of this Agreement, “Good Reason” shall mean:

(i) any material diminution by the Company of Executive’s title, duties or Base Salary;

(ii) a material breach by the Company of Section 4 or 5 of this Agreement, which, if capable of being cured, is not cured by the Company within 30 days of written notice by Executive to the Company;

(iii) relocation of the Company’s principal place of business to a location more than 50 miles from the prior location; or

(iv) Executive’s removal as a member of the Board or failure to be nominated, elected or re-elected as a member of the Board at any meeting or action by written consent of the Company’s stockholders in which directors are elected to the Board.

(j) For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan, except that, notwithstanding the terms of the Plan, no transaction shall be considered a Change of Control under this Agreement:

(i) as a result of a Change of Control arising out of or in connection with issuance and sale by the Company of its equity securities for the purpose of financing the Company’s on-going operations; or

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(ii) As a result of a Change of Control arising out of any transaction ascribing a valuation of the Company of less Forty Million Dollars ($40,000,000) following the date that is four (4) years from the Effective Date.

11. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in California in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5)

13.

days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

12. Certain Tax Provisions.

(a) Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-l (h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. If Executive is, upon the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

(b) Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this

14.

Agreement or any other agreement or arrangement between Executive and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 12(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this Section 12(b) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12(b). If a reduction in Payments is necessary so that no portion of the Payments is subject to the excise tax under Section 4999 of the Code, reduction shall occur in the manner that results in the greatest economic benefit to Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. If this Section 12(b) is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to her without being subjected to any excise tax, then, unless it would be unlawful for the Company make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

[Remainder of Page Intentionally Left Blank}

15.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KITE PHARMA, INC.

By:	/s/ David M. Tanen
	Name:	David M. Tanen
	Title:	Secretary
	Date:	August 23, 2010

EXECUTIVE

By:	/s/ Aya Jakobivits
	Name:	Aya Jakobivits
	Date:	August 25, 2010

16.

Exhibit A

(Form of]

Release Agreement

THIS RELEASE AGREEMENT (the “Agreement”) is entered into as of [DATE] by and between AYA JAKOBOVITS, PH.D. (the “Executive”) and KITE PHARMA, INC., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company arc parties to that certain Employment Agreement dated August [    ], 2010 (the “Employment Agreement”), which set forth the terms of Executive’s employment with the Company as its Chief Executive Officer and President;

WHEREAS, Section 10 of the Employment Agreement sets forth certain compensation and other benefits payable to Executive in certain circumstances upon the termination of her employment with the Company;

WHEREAS, paragraph (d) of Section 10 provides that the Company’s obligation to pay to Executive the compensation and other benefits described in Section 10 of the Employment Agreement is conditioned upon the Executive’s execution of a Release Agreement (as defined therein); and

WHEREAS, the parties intend that this Agreement shall constitute the Release Agreement described in Section 10(d) of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Release of Claims. In consideration for the payments and other benefits described in Section 10 of the Employment Agreement, Executive hereby fully and finally releases, waives, and discharges any and all legal claims against the Company that she has through the date on which she signs this Agreement. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(a) All claims that Executive has now, whether or not she now knows about the claims;

(b) All claims for attorney’s fees and costs;

(c) All claims for alleged discrimination against her under any applicable federal, state, and local law including, without limitation, rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA’’) and federal Older Workers Benefits Protection Act (“OWBPA”); and discrimination claims under the California Fair Employment and Housing Act (“CFEHA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), and the Americans With Disabilities Act (“ADA”);

(d) All claims arising out of her employment and the termination of her employment and service as an officer with the Company, including, but not limited to, any alleged breach of contract, wrongful termination, termination in violation of public policy, defamation, invasion of privacy, fraud, negligence, infliction of emotional distress, breach of implied contract and breach of the covenant of good faith and fair dealing;

(e) All claims for any other alleged unlawful employment practices arising out of or relating to her employment or separation from employment and service as an officer with the Company; and

(f) All claims for any other form of pay, for example bonus pay, incentive pay, holiday pay, and sick pay.

Provided, however, that the foregoing does not constitute a release or waiver of Executive’s rights, if any, to (a) indemnification under any applicable directors & officers liability insurance policy, applicable state and federal law, and the Company’s certificate of incorporation and bylaws, (b) any rights under stock options, stock purchase agreements and equity plans of the Company and any vested interest she may have in any 401(k), retirement, defined benefit, defined contribution or other plan by virtue of her employment with the Company, (c) any rights or claims that may arise after this Agreement is signed, (d) any rights to any unemployment compensation benefits to which she is entitled taking into consideration all payments she receives, (e) any rights under the Employment Agreement, including without limitation the payments and benefits specifically promised to Executive under the Employment Agreement, and any rights of Executive under any other written agreement with the Company entered into after the date of the Employment Agreement, or (f) the right to institute legal action for the purpose of enforcing the provisions of this Agreement and/or the Employment Agreement.

Executive also hereby waives any right to reinstatement to employment with the Company.

For purposes of this Section 2, “Executive” includes anyone who has or obtains any legal rights or claims through Executive, and the term “Company” means Kite Pharma, Inc., and its past and present parents and subsidiaries, if any, and each of them; and past and present agents, officers, directors, employees, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities.

2. Rights to Counsel, Consider, and Revoke and Rescind.

(a) Executive acknowledges that she consulted with an attorney prior to signing the Employment Agreement. The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b) Executive understands that she has the right to take up to 21 days to consider her waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which she received this Agreement. She further understands that, if she signs this Agreement, she may revoke her waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and her waiver will not be effective or enforceable until this seven-day period has expired.

3. Charges. This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

4. Notice of Section 1542 Rights. The Company and Executive expressly agree that except as provided in the proviso in the third to the last paragraph of Section 1 above, this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present, or future, whether arising from or attributable to Executive, or to the Company’s officers, directors, employees, and agents, acting within or beyond the scope of their employment; whether relating to her employment by the Company or performance of services for the Company occurring before the execution of this Agreement.

They also expressly agree that any and all rights granted under § 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

§1542. A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of the executing the release, which if known to her must have materially affected her settlement with the debtor.

5. Notice of Section 1541 Rights. This Agreement is in full accord, satisfaction and discharge of doubtful and disputed claims that the Company and Executive have against each other, and they have signed this Agreement with the express intention of releasing and extinguishing all claims they may have against each other, in accordance with Section 1541 of the California Civil Code, which section reads as follows:

§1541. An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

6. Other Agreements.

(a) Executive’s obligations under Sections 6 and 7 of the Employment Agreement shall remain in full force and effect and will survive the termination of Executive’s employment with the Company in accordance with the terms of the Employment Agreement. Nothing in this Agreement shall be construed to supersede or otherwise relieve Executive of such obligations.

(b) The Company agrees that no amendment or modification of its certificate of incorporation or bylaws adopted after the date hereof that reduces Executive’s rights to seek and obtain indemnification from the Company in her capacity as officer and/or director shall be effective against Executive.

9. Miscellaneous. This Agreement states the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by Executive and the Company, and specifically identified as a modification, release, or discharge, of this Agreement. If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of the Agreement, all of which shall be performed in accordance with their respective terms. This Agreement shall inure to the benefit of the successors and assigns of the Company.

Executive represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party. Executive acknowledges and understands that she has no obligation to enter into this Agreement, but that the Company has no obligation to provide to Executive the payments and benefits described under Section 10([    ]) of the Employment Agreement if she does not enter into this Agreement.

Executive has read this Agreement carefully and understands all of its terms. She acknowledges that she has had the opportunity to discuss this Agreement with her own attorneys prior to signing it, and to make certain that she understands the meaning of the terms and conditions contained in this Agreement and fully understands the content and effect of this Agreement. In agreeing to sign this Agreement, Executive acknowledges that she has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

EXECUTIVE:	KITE PHARMA, INC.

By:
Aya Jakobovits, Ph.D.	Its:

Dated:	Dated:

Exhibit B

INCENTIVE STOCK OPTION AGREEMENT

KITE PHARMA, INC.

2009 EQUITY INCENTIVE PLAN

THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”) is made effective as of September 1, 2010, by and between KITE PHARMA, INC., a Delaware corporation (the “Company”), and Aya Jakobovits, Ph.D. (the “Participant”).

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is a key employee or officer of the Company; and

WHEREAS, the Company wishes to grant an incentive stock option to Participant to purchase shares of the Company’s Common Stock pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of an incentive stock option to Participant and has determined that, as of the effective date of this Agreement, the fair market value of the Company’s Common Stock is $0.05 per share;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to Participant on the date set forth above (the “Date of Grant”), the right and option (the “Option”) to purchase all or portions of an aggregate of                                          (                ) shares of Common Stock (the “Option Shares”) at a per share price of $         (the “Exercise Price”) on the terms and conditions set forth herein, and subject to adjustment pursuant to Section 14 of the Plan. This Option is intended to be an incentive stock option within the meaning of Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent permitted under Code Section 422(d).

2. Duration and Exercisability; Vesting. The term during which this Option may be exercised shall terminate on [TEN YEARS AFTER GRANT DATE], except to the extent a shorter term is provided for in Paragraphs 3(a) through 3(e) below. This Option shall be immediately exercisable with respect to one hundred percent (100%) of the Option Shares; provided, however, that the Option will be subject to vesting as provided below and, subject to Section 3 below, upon termination of the Participant’s employment with the Company, the Company shall have the right to repurchase any outstanding Option Shares that have not vested as of such termination at a price equal to the Exercise Price per Option Share upon notice delivered to the Participant within thirty (30) days of such termination (the “Repurchase Right”). Subject to the provisions of Section 3 below, the Option shall vest, and the Repurchase Right shall lapse, as follows:

(a) twenty five percent (25%) of the Option Shares shall vest upon or be deemed vested as of the first anniversary of the Effective Date (as such term is defined in the Employment Agreement between the Company and the Participant dated             , 2010); and

(b) thereafter 1/48th of the Option Shares shall vest upon or be deemed vested as of each subsequent one-month anniversary of the Effective Date.

3. Termination of Employment; Change of Control.

(a) In the event that the Participant’s employment is terminated by the Company without Cause (as defined below), or by the Participant for Good Reason (as defined below), then upon such termination:

(i) the vesting of all unvested Option Shares shall be accelerated such that such Option Shares shall be deemed vested as if the Participant had remained continuously employed with the Company for one year following the termination date; and

(ii) the Option shall remain exercisable with respect to all vested Option Shares for a period of 365 calendar days following the termination date, after which date the Option shall expire.

(b) In the event that the Participant’s employment is terminated by the Company for Cause, or by the Participant other than for Good Reason, then upon such termination the vesting applicable to all unvested Option Shares shall cease immediately and the Participant shall have a period of 90 days to exercise the Option with respect to any and all vested Option Shares, after which time the Option shall expire.

(c) In the event that the Participant’s employment is terminated at any time beginning the day that is 90 days prior to the effective date of a Change of Control (as defined below) (the “Trigger Date”) and ending on the date that is 12 months following the Trigger Date, then all unvested Option Shares shall immediately vest in full and the Option will remain exerciseable for a period of 365 calendar days following the date of such termination, after which time the Option shall expire.

(d) If Participant’s employment terminates because of disability (as defined in Code Section 22(e), or any successor provision), this Option shall terminate on the earlier of (i) the close of business on the twelve-month anniversary date of such termination of employment, and (ii) the expiration date of this Option stated in Paragraph 2 above. In such period following the termination of Participant’s employment, this Option shall be exercisable only to the extent the Option was vested upon the date of such termination of employment, but had not previously been exercised. To the extent this Option was not vested upon the date of such termination of employment, or if Participant does not exercise the Option within the time specified in this Paragraph 3(d), all rights of Participant under this Option shall be forfeited.

(e) In the event of Participant’s death, this Option shall terminate on the earlier of (i) the close of business on the twelve-month anniversary of the date of Participant’s death, and (ii) the expiration date of this Option stated in Paragraph 2 above. In such period following Participant’s death, this Option may be exercised by the person or persons to whom Participant’s rights under this Option shall have passed by Participant’s will or by the laws of descent and distribution only to the extent the Option was vested upon the date of Participant’s death, but had not previously been exercised. To the extent this Option was not vested upon the date of Participant’s death, or if such person or persons fail to exercise this Option within the time specified in this Paragraph 3(e), all rights under this Option shall be forfeited.

(f) For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement between the Company and the Participant dated             , 2010.

(g) For purposes of this Agreement, the term “Change of Control” shall have the meaning set forth in the Plan, except that, notwithstanding the terms of the Plan, no transaction shall be considered a Change of Control for purposes of this Agreement if it:

(i) arises out of or is in connection with the issuance and sale by the Company of its equity securities in a private placement for the purpose of financing the Company’s on-going operations; or

(ii) results from or arises out of any transaction ascribing a valuation of the Company of less Forty Million Dollars ($40,000,000) following the date that is four (4) years from the Date of Grant.

4. Manner of Exercise.

(a) General. The Option may be exercised only by Participant (or other proper party in the event of death or incapacity), subject to the conditions of the Plan and subject to such other administrative rules as the Administrator may deem advisable, by delivering within the option period written notice of exercise to the Company at its principal office. The notice shall state the number of Option Shares as to which the Option is being exercised and shall be accompanied by payment in full of the option price for all Option Shares designated in the notice. The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and upon payment that complies with the terms of the Plan and this Agreement. The Option may be exercised with respect to any number or all of the Option Shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised Option Shares any number of times during the option period as provided herein.

(b) Form of Payment. Subject to the approval of the Administrator, payment of the option price by Participant shall be in the form of cash, personal check, certified check or previously acquired shares of Common Stock of the Company, or any combination thereof. Any stock so tendered as part of such payment shall be valued at its Fair Market Value as provided in the Plan. For purposes of this Agreement, “previously acquired shares of Common Stock” shall include shares of Common Stock that are already owned by Participant at the time of exercise.

(c) Stock Transfer Records. As soon as practicable after the effective exercise of all or any part of the Option, Participant shall be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased; provided, however, that the Company shall place a notation on the Company’s stock transfer records that the Option Shares are subject to the Company’s Repurchase Right and other transfer restrictions as set forth in this Agreement. The Company shall cause to be issued one or more stock certificates representing such Option Shares in the Participant’s name, and shall hold each such certificate until such time as the Company’s Repurchase Right and other transfer restrictions set forth in this Agreement have lapsed with respect to the Option Shares represented by the certificate. The Company may also place a legend on such certificates describing the Company’s Repurchase Right and other transfer restrictions set forth in this Agreement. Subject to the terms and conditions of the Plan, the Participant shall have all the rights of a shareholder with respect to the Option Shares during the period in which the Option Shares are subject to the Company’s Repurchase Right and other transfer restrictions, including without limitation, the right to vote the Option Shares and receive all dividends attributable to the Option Shares.

5. Miscellaneous.

(a) Employment or Other Relationship; Rights as Shareholder. This Agreement shall not confer on Participant any right with respect to the continuance of employment or any other relationship with the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment or relationship. Participant shall have no rights as a shareholder with respect to the Option Shares until such Option Shares have been issued to Participant upon exercise of this Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such Option Shares are issued, except as provided in Section 14 of the Plan.

(b) Securities Law Compliance. The Participant agrees that, until such time as the Option Shares are registered and freely tradable under applicable state and federal securities laws, all Option Shares issued to Participant upon exercise of this Option shall be held for Participant’s own account without a view to any further distribution thereof, that the certificates for such Option Shares shall bear an appropriate legend to that effect and that such Option Shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

(c) Mergers, Recapitalizations, Stock Splits, Etc. Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, pursuant and subject to Section 14 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant’s rights with respect to any unexercised portion of the Option (i.e., Participant shall have such “anti-dilution” rights under the Option with respect to such events, but shall not have “preemptive” rights).

(d) Shares Reserved. The Company shall at all times during the option period reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

(e) Withholding Taxes. To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law. Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part (i) by delivering shares of Common Stock, or (ii) by electing to have the Company withhold shares of Common Stock otherwise issuable to Participant, in either case having a Fair Market Value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the minimum amount required to be withheld for tax purposes. Participant’s request to deliver shares or to have shares withheld for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations or, if later, the date that the amount of tax to be withheld is determined under applicable tax law. Participant’s request shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule l6b-3 or any successor provision, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, if applicable.

(f) Nontransferability. During the lifetime of Participant, the Option shall be exercisable only by Participant or by the Participant’s guardian or other legal representative, and shall not be assignable or transferable by Participant, in whole or in part, other than by will or by the laws of descent and distribution.

(g) 2009 Equity Incentive Plan. The Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement. The Plan governs this Option and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as otherwise provided herein or in the Plan. Notwithstanding the foregoing, the Option shall not be subject to Section 14(c) of the Plan without Participant’s prior written consent.

(h) Lockup Period Limitation. Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and that the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, Participant hereby agrees that for a period not to exceed 180 days from the prospectus, Participant will not sell or contract to sell or grant an option to buy or otherwise dispose of this Option or any of the underlying shares of Common Stock without the prior written consent of the underwriter(s) or its representative(s).

(i) Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and it is determined that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, and such determination is affirmed by the Board of Directors, unless the Board of Directors determines otherwise, and subject to the mutual agreement of the Company and Participant regarding the form of payment of the option price by Participant, (i) the exercisability of this Option and the date on which this Option must be exercised shall be accelerated, provided that the Company agrees to give Participant 15 days’ prior written notice of such acceleration, and (ii) any portion of this Option or any other option granted to Participant pursuant to the Plan which is not exercised prior to or contemporaneously with such public offering shall be canceled.

(j) Accounting Compliance. Participant agrees that if a transaction subject to Rule 145 of the Securities Act occurs, and Participant is an “affiliate” of the Company or any Subsidiary (as defined in applicable legal and accounting principles) at the time of such transaction, Participant will comply with all requirements of Rule 145 and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.

(k) Stock Legend. The Administrator may require that the certificates for any shares of Common Stock purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions of Paragraph 5(b) and Paragraphs 5(g) through 5(i) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 5(b) or Paragraphs 5(g) through 5(i).

(l) Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and any successor or successors of the Participant.

(m) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

(n) Participant Representations. The Participant hereby represents and warrants that the Participant has reviewed with her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. The Participant understands that she will be solely responsible for any tax liability that may result to her as a result of the transactions contemplated by this Agreement.

(o) Notices. All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company:	If to the Participant:

Kite Pharma, Inc.	Aya Jakobovits
689 5th Avenue, 12th Floor
New York, NY 10022
Attn:

ACCORDINGLY, the patties hereto have caused this Agreement to be executed on the day and year first above written.

PARTICIPANT:

Name:	Aya Jakobovits

KITE PHARMA, INC.

By:
Name:
Its: